1996 LEVERAGED INCENTIVE PLAN
                         -----------------------------

I.          RECOMMENDATION
            --------------
     Management recommends implementation of a second flight of the Leveraged Incentive Plan approved in 1994 to provide a 3-year duration cash incentive award for a select group of key executives whose actions can positively impact shareholder value. This second plan would be known as the 1996 Leveraged Incentive Plan (the "Plan").

II.          BACKGROUND
             ----------
     Our pay objective continues to position base pay below the median for comparable executive positions at comparator companies while providing the opportunity to achieve total compensation at the 75th percentile or above for exceptional performance.

     Hewitt has evaluated the Company's total pay in 1995, which was an outstanding year for Company performance. Even in F'1995, our long-term incentive and net total compensation were significantly below the 75th percentile and only marginally above the 50th percentile among 28 peer competitors.

				          F'95  Competitive  Posture
				          --------------------------
                                   50th  Percentile          75th  Percentile
                                   ----------------          ----------------

          Total  Cash     	   	+5%                    -12%
          Long  Term  Incentive            +5%                    -16%
          NET  TOTAL  COMPENSATION         +5%                    -14%

     Implementing a continuation of this award with an overlapping flight will provide the long-term incentive pay continuity originally anticipated and should further assuage the deficiency (even in years of outstanding performance) referenced above.

III.          ELIGIBILITY
              -----------

     Eligibility for this plan would be limited to certain key executives nominated by the Chief Executive Officer and approved by the Human Resources
Committee  of  the  Board  of  Directors.

     Participants must remain employed by the Company throughout the 3-year performance period to be eligible to receive payment under the Plan. Exceptions would comprise cases of retirement and eligibility for commencement of retirement benefits under one of the Company's qualified retirement plans, long-term disability, death, sale of business or business unit or discharge related to sale of unit, or other involuntary termination. In these situations pro rata payments would be made based on performance of the Company and peer group to the termination date.

IV.          PLAN  DESCRIPTION
             -----------------
     A.          PERFORMANCE  MEASURES
                 ---------------------
     Average compound growth in Total Shareholder Return (stock price appreciation plus dividends) and compound "controllable earnings" would be measured over a three-year period beginning October 1, 1996 and ending September 30, 1999. Appropriate adjustments would be made in the event of divestiture, acquisition, recapitalization, or other financial restructuring. Corporate participants would be measured on Total Shareholder Return ("TSR") only; however, unit participants would be measured half according to TSR and half according to controllable earnings growth within their unit as determined by the Corporate Controller's Office.

     The TSR measurement would be made in both absolute terms and in relation to a group of peer companies (see next page). In calculating the beginning and ending stock price under the Plan, the average of the closing price for the previous ten trading days including the first and last days of the Plan term, would be used.

     B.          AWARD  OPPORTUNITY  -  BASE  AWARD
                 ----------------------------------
     A base cash award would be made at the end of the three-year period based on the following schedule:



Performance Factors For:		Performance Factors For:		This Plan would pay
Corporate			Operating Units			accourding to
				Compound Growth Weighted:		designated participa-
Total Shareholder				50%			tion levels this %
Return (TSR)			50%	Controllable		of salary**
Compound Growth			TSR +	Earnings* /2=Sample
					of Unit	   Outcome	Full	Half   Quarter



18% or Higher   18% +    16%  \ 2 =  17%> 		                      100%  50.0%    25%
17%             17% +    15%  \ 2 =  16%                                   90%  45.0%   22.5%
16%             16% +    14%  \ 2 =  15%                                   80%  40.0%     20%
15%             15% +    13%  \ 2 =  14%                                   70%  35.0%   17.5%
14%             14% +    12%  \ 2 =  13%                                   60%  30.0%     15%
13%             13% +    11%  \ 2 =  12%                                   50%  25.0%   12.5%
12%             12% +    10%  \ 2 =  11%                                   45%  22.5%  11.25%
11%             11% +     9%  \ 2 =  10%                                   40%  20.0%     10%
10%             10% +     8%  \ 2 =   9%                                   35%  17.5%   8.75%
9%               9% +     7%  \ 2 =   8%                                   30%  15.0%    7.5%
8%               8% +     6%  \ 2 =   7%                                   25%  12.5%   6.25%
Less than 8%    Less than 7%                                               0%     0%     0%
--------------  -------------------------                               -----  -----   -----


*    Controllable  earnings  before  special  items  such  as  acquisitions or divestitures
** Defined as aggregate salary over the 3-year period. Amounts in between those shown above will be calculated using straight-line interpolation

For a given payment level, the operating units' controllable earnings growth standard, recognizing the absence of dividends, is 2% less than the TSR demanded.

     C.          AWARD  OPPORTUNITY    -  PEER  GROUP  AWARD
                 -------------------------------------------

          If Ralston Purina Company's 3-Year TSR meets or exceeds the 75th percentile of its peer Competitor Group, an additional 50%, 25%, or 12 1/2%,
                                              --------------------------------
of aggregate salary, depending on one's participation level, would be deferred for all Plan participants until retirement, termination, death, or long-term disability, in Ralston Purina stock equivalents in an account established in the participants' names in the Equity Option of the Deferred Compensation Plan for Key Employees. This peer-group payout would be made irrespective of the absolute level of TSR. Attachment #1 provides a sample calculation for both a Corporate and a business unit participant.

     D.          PERFORMANCE  PEER  GROUP
                 ------------------------

          -  S&P's    Foods  and  Household Products Indices plus Duracell and
Gillette  -

          Archer  Daniels  Midland                              H.  J.  Heinz
          Campbell  Soup  Company                          Hershey Foods Corp.
          The  Clorox  Company                                 Kellogg Company
          Colgate-Palmolive  Company                            Kimberly Clark
          ConAgra,  Inc.                          The Proctor & Gamble Company
          CPC  International  Inc                      The Quaker Oats Company
          Duracell                                      Ralston Purina Company
          General  Mills                                      Sara Lee Company
          Gillette                                     Wm. Wrigley Jr. Company

           Companies  must  be  in  the  sample  for  the entire 3 years to be counted
           Dividend  reinvestment,  calculated  using  S&P  methodology
           Final calculations related to the Peer Group's performance will be overseen by Hewitt
             Associates  or  another    independent  consulting  firm.

     E.          FORM  AND  TIMING  OF  PAYMENT
                 ------------------------------

          The base award would be made after the close of the three-year performance period in cash or might be deferred into either of the options available in the Deferred Compensation Plan for Key Employees, if so elected by Plan participants at least one year prior to the date the amount of award would be determinable, or deferral may be mandated by the Human Resources Committee to assure compliance with the deductibility provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. If the Equity Option is elected for deferral, there would be no match. The peer group payout would be deferred in the Equity Option with no transfer permitted to another fund until a participant's retirement (including "early" retirement), termination,
death  or  long-term  disability.    Appropriate
                                     - 4 -

                          1996 LEVERAGED INCENTIVE PLAN (CONT.)


          amendments would be made, subject to final approval by C. S. Sommer, to the Deferred Compensation Plan. Pro rata payments as described under III would include a peer group computation at the time of an individual's departure.


          If Ralston Purina Company should cease to be a publicly-traded company, or in those situations described as exceptions under Eligibility
                                                                   -----------
relating to employment tenure throughout the 3-year Plan duration, participant awards earned to that date would be paid as soon as practicable thereafter on a pro-rata basis.

          If, in the year of payment, a participant's compensation exceeds the Company's $1 million limit on deductible compensation, the Human Resources Committee may, at its sole discretion and without the consent of participants, defer payment or a portion thereof until the year in which compensation would be deductible. The Committee retains the discretion to effect deferrals in other circumstances as it deems appropriate.

          The value of awards, to the extent permitted by applicable benefit plans, would be included in annual benefit earnings.

V.          VALUE/COST  SUMMARY
            -------------------

     Assuming a constant dividend payout at 2%, constant RAL stock price multiple, and participant salary growth at 5% per year, the following table indicates program costs in relation to value returned to the shareholder. The illustrated favorable leverage for shareholders is significant at all levels of performance.

                    LEVERAGED  INCENTIVE  PLAN  SUMMARY
                    -----------------------------------

                   %  Average  Annual       Total     Annualized     Projected
          ---------------------------
          Shareholder      Op. Unit     3 Year Value     Cost of Award     RAL
Share
          Return          Weighted Return     Returned     If Earned     Price
          ------          ---------------     --------     ---------     -----
            8              7          $1.6  bil.          $1,239,900       $78
          13          12          $2.8  bil.          $2,479,700           $89
          18          17          $4.1  bil.          $4,959,400          $102

     If RAL's performance is in the top quartile of common stocks of peer companies previously referenced, an additional payout of $7.2 million would occur -- irrespective of the level of total business unit growth and return to shareholders. It is expected RAL's relative stock price would reflect this superior performance.

VI.          OTHER
             -----

     Attachment #2 lists the participants in the Plan and their recommended level of participation.

                                     - 5 -

                          1996 LEVERAGED INCENTIVE PLAN (CONT.)


     Appropriate adjustments in computing TSR would be made in the event of any divestiture, acquisition, recapitalization, or other financial restructuring of the Company. Were the Plan to be terminated prior to September 30, 1999, appropriate pro rata payments would be made or deferred as in the manner previously described in III. and IV.E.

     Management requests, in circumstances which warrant, that authority be delegated to the Chief Executive Officer to add additional executive participants to this 3-year Plan on a pro rata basis up to, but not to exceed, cumulative aggregate participants' salary additions of $1 million.

ex10xx.doc